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                                                                                                                     Exhibit 12
                              Matrix Bancorp, Inc.

                Computation of Ratio of Earnings to Fixed Charges

                                   (Unaudited)

                             (Dollars in thousands)

                                                                                      Year Ended December 31,

                                                            2000             1999           1998             1997             1996
                                                     -------------   --------------  --------------   --------------   -------------
A.    Matrix Bancorp, Inc. and subsidiaries
      (consolidated)
Earnings:
     1.  Income before income taxes ..............$       6,501   $       17,057  $       13,389   $       13,297   $        5,848
     2.  Plus interest expense (A) ...............       68,089           44,234          36,822           18,471           10,670
                                                     -------------   --------------  --------------   --------------   -------------
     3.  Earnings including interest on deposits         74,590           61,291          50,211           31,768           16,518
     4.  Less interest on deposits................       26,275           21,589          16,221            8,376            3,760
                                                     -------------   --------------  --------------   --------------   -------------
     5.  Earnings excluding interest on deposits  $      48,315   $       39,702  $       33,990   $       23,392   $       12,758
                                                     =============   ==============  ==============   ==============   =============
Fixed Charges:
     6.  Including interest on deposits excluding
          capitalized interest ...................$      68,218   $       44,279  $       36,901   $       18,551   $       10,708
     7.  Less interest on deposits (Line 4) ......       26,275           21,589          16,221            8,376            3,760
                                                     -------------   --------------  --------------   --------------   -------------
     8.  Excluding interest on deposits ..........$      41,943   $       22,690  $       20,680   $       10,175   $        6,948
                                                     =============   ==============  ==============   ==============   =============
Ratio of Earnings to Fixed Charges:
           Including interest on deposits
           (Line 3 divided by Line 6) ............          1.09x            1.38x           1.36x            1.71x            1.54x
           Excluding interest on deposits
           (Line 5 divided by Line 8) ............          1.15x            1.75x           1.64x            2.30x            1.84x


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(A) Includes amounts representing the estimated interest component of net rental payments.